Exhibit 15.1
American HomePatient, Inc.
Brentwood, Tennessee
Re: Registration Statement No. 333-56313, No. 333-56317, No. 033-64292, No. 333-117758, No. 333-125013, and No. 333-125015
With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated November 14, 2007 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.
/s/ KPMG LLP
Nashville, Tennessee
November 14, 2007